Exhibit 4.1

STRICTLY CONFIDENTIAL

LIONS GATE ENTERTAINMENT INC.
LIONS GATE ENTERTAINMENT CORP.

U.S. $60,000,000 1.25% Convertible Senior Subordinated Notes due 2018

PURCHASE AGREEMENT

April 15, 2013

Kornitzer Capital Management, Inc.
5420 West 61st Place
Shawnee Mission, KS 66205

Re:    Purchase of Convertible Senior Subordinated Notes

Ladies and Gentlemen:

Lions Gate Entertainment Inc., a Delaware corporation (the “Issuer”) and wholly owned subsidiary of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Kornitzer Capital Management, Inc. or an affiliate thereof (the “Purchaser”) U.S. $60,000,000 aggregate principle amount of the Issuer’s 1.25% Convertible Senior Subordinated Notes due 2018 (the “Notes”). The Notes will be issued pursuant to an Indenture (the “Indenture”), among the Issuer, the Company, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”). The Guarantor will fully and unconditionally guarantee, as primary obligor and not only as a surety, on an unsecured senior subordinated basis, the payment of principal of, premium, if any, and interest on the Notes, and the Repurchase Price (as defined in the Indenture) if applicable, with respect to the Notes (the “Note Guarantee”). The Company has agreed to contribute to the Issuer, upon any conversion of the Notes, the number of common shares, no par value, of the Company (the “Common Shares”) required to satisfy the conversion rights under the Notes.

The Issuer, Company and Purchaser hereby represent, warrant, acknowledge and agree as follows (this Purchase Agreement being referred to hereinafter as this “Agreement”):

1.Purchase, Sale and Delivery of Notes.

(a)On the basis of the representations, warranties and agreements contained in this Agreement, but subject to the terms and conditions contained herein, the Purchaser hereby agrees to purchase the Notes and the Issuer hereby agrees to sell, transfer and deliver the Notes to the Purchaser at a purchase price of U.S. $60,000,000.

(b)On a date (the “Closing Date”) to be agreed upon between the Issuer and the Purchaser (but in no event later than the third business day after the date hereof), the Issuer shall issue the Notes to the Purchaser by book-entry transfer through The Depository Trust Company and otherwise in accordance with the terms and conditions set forth in the Indenture. The Purchaser shall immediately thereafter deliver U.S. $60,000,000 as payment for the Notes in Federal (same day) funds by wire transfer to the bank account provided by the Issuer to the Purchaser, drawn to the order of the Issuer.

2.Representations of the Issuer and Company. The Issuer and the Company each represent and warrant to the Purchaser as follows:

(a)    The Issuer and the Company have all requisite corporate power and authority to enter into this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Issuer and the Company and constitutes the legal and binding agreement of the Issuer and the Company, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(b)    The Issuer and the Company have all requisite corporate power and authority to enter into the Indenture and the Note Guarantee, as applicable, to perform their respective obligations thereunder and to consummate the transactions contemplated thereby. The Indenture and the Note Guarantee have been duly authorized by the Issuer and the Company, as applicable, and, when executed and delivered, will constitute the legal and binding agreements of the Issuer and the Company, as applicable, enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(c)    The execution, delivery and performance by the Issuer and the Company of this Agreement, the Indenture and the Note Guarantee, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not as of the date hereof and/or will not as of the Closing Date (as applicable) (i) violate the certificate of incorporation or bylaws of the Issuer or the Company, (ii) violate any material agreement to which the Issuer or the Company is a party or by which the Issuer or the Company or any of their respective properties or assets are bound, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Issuer or the Company.

(d)    Assuming the accuracy of the representations of the Purchaser made in this Agreement, the issuance of the Notes on the Closing Date will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of the exemption contained in Section 4(2) thereof.

3.Representations of the Purchaser. The Purchaser acknowledges that the Notes have not been registered under the Securities Act and that, subject to Section 4 hereof, neither the Issuer nor the Company intends to register the Notes under the Securities Act, and the Purchaser represents and warrants to the Issuer and the Company as follows:

(a)    The Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the legal and binding agreement of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(b)    The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not as of the date hereof and will not as of the Closing Date (i) violate the organizational documents of the Purchaser, (ii) violate any material agreement to which the Purchaser is a party or by which the Purchaser or any of its property or assets is bound, or (iii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchaser.

(c)    The Purchaser has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the purchase contemplated hereby and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit the Purchaser to evaluate the merits and risks of the purchase contemplated hereby.

(d)    The Purchaser is an “institutional accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(e)    The Purchaser will acquire the Notes for its own account, for investment and not with a view to the distribution thereof or any interest therein in violation of the Securities Act or applicable state securities laws.

(f)    The Purchaser will not resell the Notes unless the Notes have been registered under the Securities Act or unless an exemption from registration is available for such resale.

(g)    During the three (3) months prior to the date hereof, the Purchaser has not been, and as of the Closing Date the Purchaser will not be, a director, officer or affiliate of the Issuer or the holder of ten percent (10%) or more of the outstanding common shares of the Company.

4.Registration Rights. Upon written request from the Purchaser, the Issuer and the Company will use commercially reasonable efforts to file, within thirty (30) days of receipt of such written notice from the Purchaser, a shelf registration statement on Form S-3 (the “S-3 Registration Statement”) to register re-sales of the Registrable Securities (as defined below); provided, that the Issuer and the Company may postpone the filing of the S-3 Registration Statement if, in the good faith judgment of the Company, (i) the postponement is necessary to avoid premature disclosure of any material information, (ii) the filing would interfere with a material pending or expected corporate transaction, (iii) the postponement is necessary to permit the Company sufficient time to prepare required filings with the Securities and Exchange Commission (“SEC”); or (iv) the filing would otherwise be materially adverse to the Company or the Issuer. The Issuer and the Company shall provide the Purchaser and its counsel with a reasonable opportunity to review and comment on (i) any S-3 Registration Statement relating to the Registrable Securities prepared and filed with the SEC to satisfy the requirements in this Agreement, and (ii) any response by the Issuer or the Company to any SEC comments regarding the S-3 Registration Statement, in each case reasonably in advance (and in any event no less than one (1) business day in advance) of transmission to, or filing thereof with, the SEC. The Issuer and the Company agree to consider in good faith all changes to the S-3 Registration Statement or any response to an SEC comment that the Purchaser may request in writing to the extent such changes are required (in the reasonable judgment of counsel for the Issuer and Company) by the Securities Act or for the Issuer and the Company to comply with their obligations hereunder. The obligations under this Section 4 shall commence on the Closing Date and terminate on the date that is the earliest to occur of (i) the date when all of the Registrable Securities have been sold pursuant to the S-3 Registration Statement; (ii) the date when the holding period under Rule 144(d) under the Securities Act applicable to holders of the Notes that are not Affiliates (as defined in Rule 144) of the Company or the Issuer has expired; and (iii) the date when all of the Registrable Securities have ceased to be outstanding (whether as a result of the repurchase and cancellation, conversion or otherwise).

“Registrable Securities” means (i) until the Notes have been converted into Common Shares, the Notes, the Note Guarantee and the Common Shares into which the Notes are convertible or which are issuable upon a conversion or repurchase of the Notes in accordance with the Indenture (including any other securities into or for which such Common Shares have been converted or exchanged, or into which the Notes may be converted or exchanged in accordance with the Indenture); and (ii) at all times subsequent to the conversion of the Notes into Common Shares, the Common Shares and any securities into or for which such Common Shares have been converted or exchanged, and any security issued with respect thereto upon any share dividend, split or similar event.

5.Indemnification. The Issuer shall indemnify and hold harmless the Purchaser from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not the Purchaser is a party thereto) and expenses (including reasonable costs of investigations and legal expenses) (each a “Loss” and collectively “Losses”), to which the Purchaser may become subject, to the extent that such Losses arise out of or are based upon a breach by the Issuer of any representation or covenant contained in this Agreement. The indemnity provided in this Section 5 shall remain in full force and effect regardless of any investigation made by or on behalf of the Purchaser and shall survive the purchase of the Notes pursuant to this Agreement and any sale or transfer by the Purchaser of the Notes or any securities of the Issuer or the Company into which such Notes may be converted or exchanged.

6.Confidentiality. Each of the Issuer, the Company and the Purchaser represent that they have not disclosed any information regarding discussions relating to this Agreement and have directed their representatives not to disclose any such information. Except as required by law, none of the Issuer or the Company on the one hand, nor the Purchaser on the other hand, shall disclose the existence of this Agreement or any of the provisions contained herein without the prior consent of the other. Notwithstanding the foregoing, (a) the Issuer, the Company and the Purchaser may disclose this Agreement to their respective outside legal counsel, independent auditors or advisors, and (b) the Issuer and the Company may each issue a press release or provide Securities Exchange Commission disclosure announcing the consummation of the contemplated transactions and the Purchaser with whom the transactions were consummated.

7.Governing Law; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED ENTIRELY IN SUCH STATE. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8.Entire Agreement. This Agreement constitutes the entire agreement between the Issuer, Company and Purchaser with respect to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Issuer or the Company on the one hand, or the Purchaser on the other hand, without the prior written consent of the other. Any purported assignment without such consent shall be void.

10.Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by all the parties hereto.

11.Damages. Each party agrees that monetary damages would not be a sufficient remedy for any breach of this Agreement by any party and that each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as a remedy for any such breach.

12.Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts will together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement among the Issuer, the Company and the Purchaser in accordance with its terms.

Very truly yours,

LIONS GATE ENTERTAINMENT INC.,
as Issuer

By: /s/ Wayne Levin
Name: Wayne Levin
Title: Vice President and General Counsel

LIONS GATE ENTERTAINMENT CORP.,
as Company

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategy Officer

Acknowledged and agreed,
as of the date first above written:

KORNITZER CAPITAL MANAGEMENT, INC.

By: /s/ John C. Kornitzer
Name: John C. Kornitzer
Title: President

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